U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Grossman             Richard
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   (Last)               (First)                 (Middle)

   101 East 52nd Street
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                                    (Street)

   New York             New York                10022
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   7/29/99
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Isonics Corporation (ISON)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 5)                 (Instr. 5)            (Instr. 5)
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

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

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      7. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Series A Convertible
Preferred Stock              Immed.                 Common Stock             20,000(1)(2)               (D)
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Series A Convertible
Preferred Stock              Immed.                 Common Stock             20,000(1)(3)               (D)
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Series A Convertible
Preferred Stock              Immed.                 Common Stock             666,668(1)(4)              (I)             (5)
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Warrants                     7/30/99    7/29/02     Common Stock             20,000(2)       $3.75      (D)
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Warrants                     7/30/99    7/29/02     Common Stock             20,000(3)       $3.75      (D)
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Warrants                     7/30/99    7/29/02     Common Stock             1,166,668(4)    $3.75      (I)             (6)
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

Explanation of Responses:

(1) Shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock.

(2) These securities are owned solely by Richard Grossman, who is a member of a "group" with Orin Hirschman for purposes of Section 13(d) of the Exchange Act.

(3)   These securities are owned solely by Orin Hirschman.

(4) The reporting persons disclaim beneficial ownership of these securities except to the extent of their pecuniary interest therein.

(5) These securities are owned by Adam Smith Investment Partners, L.P. and Adam Smith Investments, Ltd.

(6) These securities are owned by Adam Smith & Company, Inc., Adam Smith Investment Partners, L.P. and Adam Smith Investments, Ltd.


/s/ Richard Grossman                                     8/9/99
---------------------------------------------            -----------------------
      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Joint Filer Information

Name: Orin Hirschman

Address: 101 East 52nd Street
         New York, New York 10022

Designated Filer: Richard Grossman

Issuer and Ticker Symbol: Isonics Corporation (ISON)

Date of Event Reporting Statement: 7/29/99


Signature: /s/ Orin Hirschman
           ------------------